SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 23, 2003

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

Registrant today released its first-quarter 2003 earnings. The earnings release is attached as Exhibit A to this report.

The information contained in this report and Exhibit A to this report shall not to be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ MARTIN S. WAGNER
By: Martin S. Wagner Assistant Secretary

Date: April 23, 2003

EXHIBIT A

News from

[LOGO OF XEROX®]

Public Relations Offices:

Xerox Square-004

100 S. Clinton Ave.

Rochester, N.Y. 14644

FOR IMMEDIATE RELEASE

XEROX REPORTS FIRST-QUARTER RESULTS

Effective execution, new technology generate positive operational performance through increased equipment sales, improved marketshare

STAMFORD, Conn., April 23, 2003 – Xerox Corporation (NYSE: XRX) announced today a first-quarter loss of 10 cents per share, including a previously announced 25 cent-per-share litigation charge. Increased demand in key markets and strong operational performance contributed to the company exceeding expectations in the quarter, excluding this charge.

Revenue from equipment sales is a key indicator of customer demand for the company’s expanded offerings in the office and production markets. In the first quarter, equipment sales increased 3 percent, a sequential improvement from the 2-percent decline in the fourth quarter of 2002. The 3-percent increase reflects first-quarter growth in color and multifunction and a currency benefit of 6 percentage points. Total revenue for the first quarter was $3.8 billion, a year-over-year decline of 3 percent including a currency benefit of 4 percentage points. The decrease in first-quarter total revenue was primarily driven by declines in the company’s developing markets business and light lens products.

[LOGO OF XEROX®]

Xerox Announces Q1 2003 Results/2

“While the economic environment was more difficult than expected in the first quarter, we effectively managed this challenge by leveraging the benefits of our leaner, more flexible business model,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

Xerox’s leading technology in the production color and office color markets continued to yield strong revenue results with total color revenue up 16 percent year-over-year, largely due to the success of Xerox’s DocuColor series.

“Through our investments in innovation, we set our sights on markets with the greatest potential for profitable revenue growth. Our effective execution of this strategy is generating positive results through increased equipment sales, improved marketshare and expanded opportunities to integrate Xerox’s suite of services with our industry-leading technology,” added Mulcahy.

The company noted that second-half 2002 marketshare reports show Xerox gaining ground in key segments of the business including production color, office color multifunction and office black-and-white multifunction. First-quarter 2003 installations also grew in these important markets, evidence of the strong momentum from the 17 new products launched last year.

For example, production color installs grew 8 percent in the first quarter led by increased demand for the Xerox DocuColor 6060 Digital Color Press. The company recently reported that its DocuColor 6060 and DocuColor 2000 family have surpassed 7,500 installs worldwide, making them the best-selling systems in their class. According to the latest industry reports for second-half 2002, Xerox holds the No. 1 production color marketshare position in the U.S. and Europe.

In the office, customer demand for Xerox’s advanced multifunction systems also led to first-quarter install growth. Office color multifunction installs increased 48 percent and office black-and-white multifunction grew 15 percent, largely due to

Xerox Announces Q1 2003 Results/3

the Xerox Document Centre 500 series launched last year. Building on this success, Xerox said that it’s making a significant office product announcement next week that leverages the effectiveness of its strengthened operations, positioning the company to win marketshare and drive future revenue growth.

The company highlighted several recent customer contracts that represent the value of Xerox’s integrated technology and services, which enable more efficient workflow in businesses small to large:

•	Bank of America has engaged Xerox for continued managed services and document solutions valued at $50 million over the next three years. Xerox becomes the bank’s sole provider of office digital systems with a contract that includes 6,300 digital multifunction systems.

•	In contracts that total $15 million, Arkansas Blue Cross/Blue Shield, HealthNow New York Inc. and United Health Services have chosen Xerox Global Services to revamp their business processes and help reduce document-management expenses by up to 30 percent.

•	In regions around the world, public and private sector businesses now depend on Xerox services to manage their document-intensive work processes. The company recently won a total of more than $13.5 million in technology and service agreements with Lloyds Bank of Argentina, the Education Department of South Africa, Bosch Automotive in Brazil and the Pension Fund of Russia.

For the first quarter, gross margins were up 0.9 percentage points to 41.9 percent. Selling, administrative and general costs continue to decline and SAG as a percent of revenue was 27.1 percent, a year-over-year improvement of 3.2 percentage points.

The company reported first-quarter operating cash flow of $159 million. Xerox’s worldwide cash position increased to $3 billion at the end of the first quarter.

Xerox Announces Q1 2003 Results/4

Mulcahy added, “Despite economic uncertainty, our significantly improved operations and the strength of our financial foundation position Xerox to be even more aggressive in the marketplace with the industry’s broadest portfolio of innovative systems and services.”

On Monday, Xerox reported that it was taking a first-quarter 25-cent per share or $183 million after-tax litigation charge related to the Berger v. Retirement Income Guarantee Plan litigation, a case brought against the company’s primary U.S. pension plan for salaried employees. Following the recent oral argument of an appeal from a district court’s judgment, Xerox and external counsel reassessed the level of probability for a favorable outcome. Under accounting standards, this reassessment required the company to take a charge for the amount of the judgment in the case.

-XXX-

For additional information about The Document Company Xerox, please visit our Worldwide Web site at www.xerox.com/investor.

This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s Form 10-K for the year ended 2002, as filed with the SEC.

XEROX®, The Document Company® and the digital X® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2003	2002	% Change
Revenues
Sales	$1,589	$1,583	—
Service, outsourcing and rentals	1,917	2,011	(5%)
Finance Income	251	264	(5%)

Total Revenues	3,757	3,858	(3%)

Costs and Expenses
Cost of sales	1,001	1,022	(2%)
Cost of service, outsourcing and rentals	1,089	1,162	(6%)
Equipment financing interest	92	92	—
Research and development expenses	236	230	3%
Selling, administrative and general expenses	1,020	1,169	(13%)
Restructuring and asset impairment charges	8	146	(95%)
Provision for litigation	300	—	*
Other expenses, net	121	98	23%

Total Costs and Expenses	3,867	3,919	(1%)

Net Loss before Income Tax Benefits, Equity Income, Minorities’
Interests and Cumulative Effect of Change in Accounting Principle **	(110)	(61)	(80%)
Income Tax Benefits	(53)	(23)	*

Net Loss before Equity Income, Minorities’ Interests and Cumulative
Effect of Change in Accounting Principle	(57)	(38)	(50%)
Equity in net income of unconsolidated affiliates	14	11	27%
Minorities’ Interests in earnings of subsidiaries	(22)	(24)	8%

Net Loss before Cumulative Effect of Change in Accounting Principle	(65)	(51)	(27%)
Cumulative effect of change in accounting principle, net	—	(63)	*

Net Loss	$(65)	$(114)	43%
Less: Preferred stock dividends, net	(10)	—	*

Net Loss available to common shareholders	$(75)	$(114)	34%

Basic and Diluted Loss per share:
Net Loss before Cumulative Effect of Change in Accounting Principle	$(0.10)	$(0.07)	(43%)

Net Loss Per Share	$(0.10)	$(0.16)	38%

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

*	Percent not meaningful
**	Referred to as “pre-tax loss” throughout the remainder of this document

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions)	2003	2002
Assets
Cash and cash equivalents	$3,035	$2,887
Accounts receivable, net	2,167	2,072
Billed portion of finance receivables, net	501	564
Finance receivables, net	2,930	3,088
Inventories	1,225	1,231
Other current assets	1,222	1,186

Total Current Assets	11,080	11,028
Finance receivables due after one year, net	5,370	5,353
Equipment on operating leases, net	407	450
Land, buildings and equipment, net	1,748	1,757
Investments in affiliates, at equity	551	628
Intangible assets, net	351	360
Goodwill	1,542	1,564
Deferred tax assets, long-term	1,624	1,592
Other long-term assets	2,672	2,726

Total Assets	$25,345	$25,458

Liabilities and Equity
Short-term debt and current portion of long-term debt	$5,122	$4,377
Accounts payable	704	839
Accrued compensation and benefits costs	416	481
Unearned income	246	257
Other current liabilities	1,497	1,833

Total Current Liabilities	7,985	7,787
Long-term debt	9,193	9,794
Pension liabilities	1,701	1,307
Post-retirement medical benefits	1,258	1,251
Other long-term liabilities	1,162	1,144

Total Liabilities	21,299	21,283
Minorities’ interests in equity of subsidiaries	73	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,708	1,701
Preferred stock	536	550
Deferred ESOP benefits	(42)	(42)
Common stock, including additional paid in capital	2,757	2,739
Retained earnings	950	1,025
Accumulated other comprehensive loss	(1,936)	(1,871)

Total Liabilities and Equity	$25,345	$25,458

Shares of common stock issued and outstanding were (in thousands) 741,575 and 738,273 at March 31, 2003 and December 31, 2002, respectively.

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in millions)	2003	2002
Cash Flows from Operating Activities
Net Loss	$(65)	$(114)
Adjustments required to reconcile income (loss) to cash flows from operating activities:
Provision for litigation	300	—
Depreciation and amortization	199	319
Impairment of goodwill	—	63
Provisions for receivables and inventory	75	149
Restructuring and asset impairment charges	8	146
Loss (gains) on sales of businesses and assets, net	2	(19)
Cash payments for restructurings	(180)	(122)
Undistributed equity in income of affiliated companies	(13)	(11)
Decrease in inventories	—	57
Increase in on-lease equipment	(36)	(36)
Decrease in finance receivables	183	116
Increase in accounts receivable and billed portion of finance receivables	(25)	(1)
(Decrease) increase in accounts payable and accrued compensation and benefit costs	(133)	68
Net change in income tax assets and liabilities	(78)	(398)
Decrease in other current and long-term liabilities	(61)	(91)
All other operating changes, net	(17)	17

Net cash provided by operating activities	159	143

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(35)	(26)
Proceeds from sales of land, buildings and equipment	1	3
Cost of additions to internal use software	(10)	(11)
Proceeds from divestitures	3	45
Funds placed in escrow and other restricted investments	(53)	(78)

Net cash used in investing activities	(94)	(67)

Cash Flows from Financing Activities
Cash proceeds from secured financings	813	511
Debt payments on secured financings	(459)	(398)
Other cash changes in debt, net	(258)	589
Dividends on preferred stock	(11)	—
Proceeds from sales of common stock	3	2

Net cash provided by financing activities	88	704

Effect of exchange rate changes on cash and cash equivalents	(5)	(23)

Increase in cash and cash equivalents	148	757
Cash and cash equivalents at beginning of period	2,887	3,990

Cash and cash equivalents at end of period	$3,035	$4,747

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Xerox Corporation

Segment Revenues and Operating Profit (Unaudited)

	Three Months Ended March 31,
(in millions, except margins)	2003	2002	Change
Revenues
Production*	$1,065	$1,080	(1)%
Office*	1,834	1,837	—
Developing Markets (DMO)	363	448	(19)%
Other**	495	493	—

Total Revenues	$3,757	$3,858	(3)%

Memo: Color	$712	$616	16%
Operating Profit
Production*	$93	$75	$18
Office*	155	107	48
DMO	29	2	27
Other**	(65)	(86)	21

Total Operating Profit	$212	$98	$114

Operating Margin
Production*	8.7%	6.9%	1.8	pts
Office*	8.5%	5.8%	2.7	pts
DMO	8.0%	0.4%	7.6	pts
Other**	(13.1)%	(17.4)%	4.3	pts

Total Operating Margin	5.6%	2.5%	3.1	pts

Reconciliation to pre-tax loss
Segment Operating Profit	$212	$98
Reconciling items:
Provision for litigation	(300)	—
Restructuring and asset impairment charges	(8)	(146)
Restructuring related inventory charge	—	(2)
Allocated item:
Equity in net income of unconsolidated affiliates	(14)	(11)

Pre-tax loss	$(110)	$(61)

*	In 2003 we reclassified our mid-range color products (11-40 ppm) from the Production segment to the Office segment. As a result, 2002 revenue of $1,093 million was reclassified from the Production to the Office segment. The quarterly impact is as follows: Q1 02 – $237 million, Q2 02 – $259 million, Q3 02 – $259 million, Q4 02 – $338 million. Operating profit was reclassified for this change as well as for certain changes in corporate and other expense allocations. The first quarter 2002 impact is to increase/ (reduce) segment operating profit as follows: Production – ($31) million; Office – $15 million; DMO – $7 million; Other – $9 million. The full year impact is to increase/ (reduce) 2002 segment operating profit as follows: Production – ($177) million; Office – $122 million; DMO – $28 million; Other – $27 million.

**	Small Office / Home Office (SOHO) is now reported in Other as it no longer meets the thresholds for separate reporting.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe

Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe

DMO:	Operations in Latin America, the Middle East, India, Eurasia, Russia and Africa

Other:	Paper, SOHO, Xerox Engineering Systems (XES), Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended Mar 31,
(in millions)	2003	2002	Change
Equipment sales	$898	$876	3%
Post sale and other revenue	2,608	2,718	(4)%
Finance income	251	264	(5)%

Total Revenues	$3,757	$3,858	(3)%

Reconciliation to Condensed Consolidated Statements of Operations
Sales	$1,589	$1,583
Less: Supplies, paper and other sales	(691)	(707)

Equipment Sales	$898	$876

Service, outsourcing and rentals	$1,917	$2,011
Add: Supplies, paper and other sales	691	707

Post sale and other revenue	$2,608	$2,718

Total first quarter 2003 revenues of $3.8 billion declined 3 percent from $3.9 billion in the 2002 first quarter including a 4 percentage point benefit from currency. Despite continued economic weakness and competitive pressures, the first quarter 2003 year over year revenue decline continued to moderate from previous quarters. The majority of the revenue decline reflects reductions in our Developing Markets Operations (DMO) segment as our focus on profitable revenue and transition to third party financing has resulted in substantial year over year declines, which we believe will continue to moderate during 2003. Strong demand for our recently launched color and office monochrome multifunction products as well as increased print volumes led to growth in these revenues which largely offset declines in older technology light lens revenue. Equipment sales grew 3 percent including a 6 percentage point benefit from currency and reflect the success of the numerous 2002 product launches mentioned above. Post sale and other revenue declined 4 percent as a 5 percentage point benefit from currency was more than offset by DMO declines, a reduction in the number of light lens copiers at customer locations and related page volume declines. Finance income declined 5 percent including a 5 percentage point benefit from currency. The Finance income decline reflected reduced equipment sales, the 2002 sale of our financing business in Italy as well as our partial exit from the leasing business in Germany, the Netherlands and several DMO countries.

	Three Months Ended March 31,
	2003	2002	Change
Net Loss (in millions)	$(65)	$(114)	$49
Diluted Loss per share	$(0.10)	$(0.16)	$0.06

The first quarter 2003 net loss of $65 million or $0.10 cents per diluted share included a $183 million after-tax charge ($300 million pre-tax) related to the Berger v. Retirement Income Guarantee Plan Litigation, after-tax restructuring charges of $5 million ($8 million pre-tax), and certain net foreign tax benefits of $13 million. Our underlying financial results include the effective implementation of cost and expense actions, which were accelerated in the fourth quarter 2002 and have resulted in increased gross margins and reduced selling, administrative and general (SAG) expenses. The first quarter 2002 net loss of $114 million or $0.16 cents per diluted share, included a goodwill impairment charge of $63 million associated with the adoption of SFAS No. 142, after tax restructuring charges of $101 million ($146 million pre-tax), an after tax charge of $44 million for permanently impaired capitalized software ($72 million pre-tax), a $10 million civil penalty associated with our settlement with the SEC, net after tax losses from unhedged foreign currency exposures of $22 million ($24 million pre-tax) and an after-tax gain of $12 million ($19 million pre-tax) related to the sale of Prudential common stock. The average common shares outstanding in the first quarters of 2003 and 2002 were 742 million and 726 million, respectively.

Operations Review

Revenues for the three months ended March 31, 2003 and 2002 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2003
Equipment Sales	$214	$557	$81	$46	$898
Post Sale and Other	755	1,129	279	445	2,608
Financing	96	148	3	4	251

Total Revenue	$1,065	$1,834	$363	$495	$3,757

2002
Equipment Sales	$230	$534	$69	$43	$876
Post Sale and Other	746	1,148	374	450	2,718
Financing	104	155	5	—	264

Total Revenue	$1,080	$1,837	$448	$493	$3,858

Equipment sales of $898 million in the first quarter 2003 grew 3 percent from $876 million in the first quarter 2002, reflecting the success of numerous 2002 product launches and a 6-percentage point benefit from currency. In the first quarter 2003, approximately 50 percent of equipment sales revenue was generated from products launched in the previous two years.

Production: 2003 first quarter equipment sales declined 7 percent from the first quarter 2002 as lower monochrome installations and price declines approximating 5 percent were only partially offset by favorable currency, mix and color install growth. Production monochrome installs declined just under 20 percent, reflecting continued sizeable light lens declines and production publishing reductions due to weakness in the graphic arts market and increased competition, particularly in the digital light production market. The Xerox 1010, our 101 page per minute digital device and first digital light production device, was introduced in November 2002 and is expected to have a larger impact in future quarters. Color equipment sales growth reflected the combination of modest installation increases and favorable mix, reflecting the launch of the DocuColor 6060 and DocuColor iGen3, which were partially offset by price declines.

Office: 2003 first quarter equipment sales increased 4 percent from the first quarter 2002 reflecting volume growth of approximately 15 percent. Volume growth was driven by multi function color and monochrome multifunction reflecting the success of the Document Centre 500 series and DocuColor 1632 and 2240, all launched in June 2002. Volume growth and favorable currency more than offset low double-digit price declines associated with our more competitively priced offerings and modestly weaker product mix.

DMO: Equipment sales in the first quarter 2003 grew 17 percent from the 2002 first quarter reflecting approximately 20 percent volume growth as we continue to transition new business to cash sales and third party financing.

Post sale and other revenues of $2,608 million declined 4 percent from $2,718 million in the first quarter 2002, including a 5 percentage point benefit from currency. These declines reflect lower equipment installations in previous quarters, as post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. First quarter 2003 supplies, paper and other sales of $691 million (included within post sale and other revenue) declined 2 percent from 2002 as supplies declines were only partially offset by growth in paper and other sales. Supplies declines reflected a lower installed base of equipment and reduced sales in the Small Office / Home Office (SOHO) business, which we exited in 2001. Service, outsourcing and rental revenue of $1.9 billion declined 5 percent from the 2002 first quarter predominantly due to lower DMO rental revenues associated with a reduced equipment population and currency devaluation in DMO.

Production: 2003 first quarter post sale and other revenue grew by one percent as favorable currency and improved mix, driven by an increased volume of color pages, were partially offset by double-digit page volume declines in older technology light lens equipment.

Office: 2003 first quarter post sale and other revenue declined 2 percent as page volume declines exacerbated by unfavorable price and mix, more than offset favorable currency. Page volume declines reflect a significant reduction in pages generated from our older technology light lens products and more than offset double-digit page growth from our monochrome multifunction and color products.

DMO: 2003 first quarter post sale and other revenue declined 25 percent due largely to a lower number of machines at customer locations, page volume declines and currency devaluation. The lower machine population is the result of our focus on profitable revenue and transition to third party financing.

Other: 2003 first quarter post sale and other revenue declined one percent from the 2002 first quarter as declines in SOHO more than offset the impact of favorable currency.

Key Ratios and Expenses

	Q1 2003	Q1 2002
Gross Margin
Sales	37.0%	35.4%
Service, outsourcing and rentals	43.2	42.2
Financing	63.3	65.2
Total	41.9	41.0
R&D % revenue	6.3	6.0
SAG % revenue	27.1	30.3

First quarter 2003 total gross margin of 41.9 percent improved 0.9 percentage points, from 41.0 percent in the first quarter 2002, despite increased U.S. pension and other employee benefit expenses totaling $22 million or 0.6 percentage points in the first quarter 2003. Sales gross margins improved 1.6 percentage points to 37.0 percent in the first quarter 2003, driven by improved manufacturing productivity and spending reductions which more than offset the adverse impact of planned lower prices on new products, competitive price pressure and the benefit expense increase. Service, outsourcing and rentals margin improved one percentage point to 43.2 percent primarily reflecting reduced service expenses, despite increased benefit expenses, and improved document outsourcing productivity. First quarter 2003 financing gross margin declined 1.9-percentage points year over year but has improved during recent quarters in line with declining market interest rates.

Research and development (R&D) expense of $236 million in the 2003 first quarter was $6 million higher than the first quarter 2002 including increased U.S. pension and other employee benefit expenses and continued investment in technological development, particularly in color. First quarter 2003 R&D spending is at a level that we believe is adequate to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,020 million in the 2003 first quarter declined $149 million from the 2002 first quarter. The 2002 first quarter included a $72 million capitalized software write-off related to customer service software and spending of approximately $20 million related to our sponsorship of the Winter Olympics. 2003 first quarter SAG expense reductions reflect the benefit from previous restructuring actions, partially offset by a $25 million increase in U.S. pension and other employee benefit expenses. First quarter 2003 bad debt expense of $56 million was $47 million lower than the first quarter 2002 due to lower provisions in certain DMO countries and North America. The provision improvement in DMO reflects lower revenue levels and improved aging and write-off trends. Lower North America provisions relate to improved customer administration and tighter credit policies.

In the first quarter 2003, we recorded restructuring and asset impairment charges totaling $8 million ($5 million after taxes) in conjunction with our Fourth Quarter 2002 Restructuring Program. These charges primarily consisted of pension settlements. The remaining restructuring reserve balance at March 31, 2003 for all restructuring programs was $229 million, the majority of which will be spent during the balance of 2003.

Worldwide employment of 64,700 declined 3,100 from the 2002 fourth quarter primarily reflecting reductions due to our restructuring programs.

In the first quarter 2003, we recorded a $300 million litigation charge relating to the Berger v. Retirement Income Guarantee Plan (RIGP) litigation. This case is discussed in more detail in the Recent Events section of this document.

Other expenses, net for the quarters ended March 31, 2003 and 2002 were as follows:

(in millions)	2003	2002
Non-financing interest expense	$110	$89
Currency losses, net	1	24
Amortization of intangible assets	9	10
Loss (Gain) on business and asset sales	2	(19)
Interest income	(10)	(21)
Legal and regulatory matters	—	10
All other, net	9	5

Total	$121	$98

First quarter 2003 non-financing interest expense was $21 million higher than the 2002 first quarter reflecting both the higher variable interest rate associated with the New Credit Facility as well as the related amortization of debt issuance costs. These costs were only partially offset by lower average debt balances and lower mark-to-market losses on our interest rate swaps, which were $5 million and $22 million in the first quarters of 2003 and 2002, respectively.

In the first quarter 2003, the cost of hedging our foreign currency denominated exposures in the majority of our key markets was almost entirely offset by exchange gains in markets where we have been unable to restore economic hedging capability. In the 2002 first quarter, we incurred $24 million of exchange losses, primarily in Argentina due to the devaluation of the Argentine peso.

The first quarter 2003 loss on business and asset sales related to certain small DMO affiliates. The 2002 first quarter gain related to the sale of stock resulting from the Prudential Insurance Company demutualization.

Interest income is primarily derived from our invested cash balances. Lower invested cash balances and lower average interest rates in the first quarter 2003 resulted in a reduction in interest income compared to first quarter 2002.

Legal and regulatory matters for the first quarter of 2002 consisted of the SEC civil penalty in connection with our 2002 settlement.

In the first quarter 2003 we recorded income tax benefits of $53 million compared to $23 million of tax benefits in the first quarter 2002. The effective tax rate for the first quarter 2003 and 2002 was 48.2 percent and 37.7 percent, respectively. The first quarter 2003 tax benefits included $13 million of net benefits arising in foreign jurisdictions.

Our effective tax rate will change based on nonrecurring events (such as restructuring initiatives) as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We expect that our full year 2003 effective tax rate will approximate 40 percent.

Equity in Net income of unconsolidated affiliates consists of our 25 percent share of Fuji Xerox income as well as income from other smaller equity investments. Higher equity in net income for the first quarter 2003 primarily reflects the improved operating results of Fuji Xerox.

Minorities interest in earnings of subsidiaries was $22 million in the first quarter 2003, primarily representing the distributions, net of tax, on our mandatorily redeemable preferred securities.

Capital Resources and Liquidity

Cash Flow Analysis

The following summarizes our cash flows for the three months ended March 31, 2003 and 2002 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended March 31,
(in millions)	2003	2002
Operating Cash Flows	$159	$143
Investing Cash Usage	(94)	(67)
Financing Cash Flows	88	704
Effect of exchange rate changes	(5)	(23)

Increase in cash and cash equivalents	148	757
Cash and cash equivalents at beginning of period	2,887	3,990

Cash and cash equivalents at end of period	$3,035	$4,747

First quarter 2003 cash flows from operating activities were $159 million and reflect $474 million of pre-tax income before non-cash items and net receivable reductions of $158 million. The receivables reductions reflect the collection of receivables from prior year’s sales without an offsetting receivables increase due to lower revenues in previous quarters and our transition to third party vendor financing arrangements in Italy, Brazil, Mexico and the Nordic countries. These positive items were partially offset by $194 million of net payments of accounts payable and other liabilities and $180 million of restructuring cash payments. 2002 first quarter operating cash flow of $143 million included a $346 million cash tax payment on the previous sale of half our interest in Fuji Xerox. Excluding this tax payment, the 2003 first quarter operating cash flow year over year decline is primarily attributable to a $201 million increase in net cash payments associated with accounts payable and other liabilities, a $58 million increase in restructuring payments and the absence of a $57 million inventory benefit realized in the 2002 first quarter. The balance of the decline related to lower sales and other working capital uses.

Cash flows from investing activities for the quarters ended March 31, 2003 and 2002 primarily consisted of increases in restricted cash related principally to our secured financing activity as well as capital and internal use software spending. The 2002 first quarter also includes proceeds from the sale of certain manufacturing locations to Flextronics as well as our investment in Prudential common stock.

Cash flows from financing activities for the quarter ended March 31, 2003 included net proceeds from secured borrowing activity with GE and other vendor financing partners of $354 million. These proceeds were partially offset by $227 million of debt repayments under the New Credit Facility, other debt payments of $31 million and dividends on our Series B ESOP Convertible Preferred Stock of $11 million. Financing activities for the first quarter 2002 consisted of proceeds from our 9.75 percent Senior Notes offering of $746 million and net proceeds from secured borrowing activity with GE and other vendor financing partners of $113 million, partially offset by scheduled debt payments of $157 million.

Finance Receivables Strategy

During the quarter ended March 31, 2003 we originated loans, secured by finance receivables, generating cash proceeds of $813 million. These loans bring the proportion of total finance receivables, which are secured to 54 percent. We expect to increase the proportion of our finance receivables that are securitized to approximately 60 percent by the end of the year.

The following table compares finance receivables to financing-related debt as of March 31, 2003:

(in millions)	Finance Receivables	Debt(2)
Finance Receivables Encumbered by Loans(1) :
GE Loans – U.S. and Canada	$3,286	$3,068
Merrill Lynch Loan – France	388	383
U.S. Asset-backed notes	200	83
GE Loans – Germany	96	96

Subtotal – SPEs	3,970	3,630
GE Loans – UK	657	522
Other Europe	118	115

Total – Finance Receivable Securitizations	$4,745	$4,267

Unencumbered Finance Receivables	$4,056

Total Finance Receivables(3)	$8,801

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Represents the debt secured by finance receivables, including transactions utilizing SPE’s.
(3)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of March 31, 2003.

As of March 31, 2003, debt securitized by finance receivables represented approximately 30 percent of total debt. As we increase the proportion of our finance receivables that are securitized, we expect the proportion of our debt, which is securitized by finance receivables to increase to approximately 46 percent by the end of 2004.

Debt

Our scheduled quarterly debt maturities for the remainder of 2003 and 2004 are as follows:

(in millions)	2003	2004
First Quarter	—	$1,082
Second Quarter	$1,507	959
Third Quarter	676	953
Fourth Quarter	1,857	1,138

Full Year	$4,040	$4,132

Of the full year amounts shown in the above table, $1,779 million and $1,610 million for 2003 and 2004, respectively, relates to debt secured by finance receivables.

The following table summarizes our secured and unsecured debt as of March 31, 2003 (in millions):

New Credit Facility – debt secured under the 20% net worth limitation	$854	(1)
New Credit Facility – debt secured outside the 20% limitation	50
Debt secured by finance receivables	4,267
Capital leases	40
Debt secured by other assets	78

Total Secured Debt	5,289

New Credit Facility – unsecured	2,359	(1)
Senior Notes	862
Subordinated debt	579
Other	5,226

Total Unsecured Debt	9,026

Total Debt	$14,315

(1)	The amount of New Credit Facility debt secured under the 20% Consolidated Net Worth limitation represents an estimate based on Consolidated Net Worth at March 31, 2003 and an estimate of the amount of other debt, as defined, secured under the 20% limitation. Any change to the amount indicated would correspondingly change the amount of the unsecured portion of the New Credit Facility.

Recent Events

France Securitization with Merrill Lynch

In April 2003, we signed a 4-year agreement with Merrill Lynch, whereby the majority of lease receivables in France will be financed through ongoing securitizations based on new lease originations. The new agreement is in addition to the $362 million received from Merrill Lynch in the fourth quarter 2002 and calls for the provision of funding through 2007 of up to 350 million Euros outstanding at any time. The agreement will become effective in June 2003 and allows for Merrill Lynch to securitize our lease receivables at over-collateralization rates of approximately 10 percent.

Payment of Convertible Debt due 2018

As of March 31, 2003 we had $560 million of convertible debt due 2018. This debt, which is included in the second quarter 2003 debt maturities, contained a put option that requires us to purchase any debenture, at the option of the holder, on April 21, 2003, at the then outstanding value. Consequently, on April 21, 2003, nearly all of the outstanding debentures were put back to us and were settled in cash on April 22, 2003.

Berger, et al v. RIGP

In the first quarter 2003, we recorded an after-tax litigation charge of $183 million relating to the Berger v. Retirement Income Guarantee Plan (RIGP) litigation; a case brought against our primary U.S. pension plan for salaried employees. This represents a 25-cent per share charge in our first-quarter 2003 results.

RIGP is appealing a ruling made in September 2002 by the United States District Court for the Southern District of Illinois. External counsel and RIGP continue to believe that the appeal has merit and that the district court’s judgment should be overturned. However, following the oral argument of the plan’s appeal to the Seventh Circuit Court of Appeals on April 9, 2003, we reassessed the level of probability for a favorable outcome. Under relevant accounting standards, the results of the reassessment require us to take a charge for the amount of the judgment.

If the district court ruling is upheld on appeal, any final judgment would be paid from RIGP assets. Should we need to make a cash contribution to compensate for any potential shortfall in the plan related to this litigation, we do not expect to begin doing so until 2005.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our 2002 Form 10-K filed with the SEC. We do not intend to update these forward-looking statements.